FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. REPORTS FOURTH QUARTER
AND FULL YEAR 2011 RESULTS

13% Sales Increase Full Year 2011 vs. 2010
Full Year EPS up 31% excluding charges
Dividend Increased 8%

CRANBURY, New Jersey - (February 21, 2012) - Innophos Holdings, Inc. (NASDAQ: “IPHS”), a leading international producer of mineral based specialty ingredients for food, beverage, pharmaceutical, oral care and industrial end markets, today announced its financial results for the fourth quarter and full year 2011.

Fourth Quarter Results

•	Net sales for the fourth quarter 2011 were $209 million, a 9% increase over fourth quarter 2010.

•	Specialty Phosphates fourth quarter 2011 sales of $186 million increased 15% compared to fourth quarter 2010 with prices up 13% and volumes up 2%.

•

•	GTSP & Other sales at $23 million for the 2011 fourth quarter were $8 million below the year ago level on higher prices, but significantly lower volumes due to weak fertilizer market demand.

•
The company reached a settlement with former parent, Rhodia, on various claims, including a claim for liability for excess water duty charges in Mexico and reduced its estimate on probable amounts to be paid to the Mexican water authority. As a consequence, fourth quarter 2011 net income included a $0.5 million after-tax benefit ($0.02 per share), with a further $6.8 million after tax benefit ($0.30 per share) to be recorded in the first quarter 2012.

•
Net income for the fourth quarter 2011 was $21 million compared to $19 million for the prior period. Excluding the fourth quarter water duties adjustment noted above and a $0.6 million ($0.03 per share) benefit from a lower Mexican effective tax rate arising from currency translation effects, net income was $20 million for the fourth quarter 2011. This was equivalent to the fourth quarter 2010 when excluding a $0.8 million charge ($0.03 per share) for updates to the water duty liability included in the prior period.

•
Diluted EPS for the fourth quarter 2011 was $0.93 compared to $0.86 for the fourth quarter 2010. Excluding the fourth quarter water duties and currency translation items noted above, fourth quarter 2011 EPS was $0.88 compared to $0.89 for the 2010 fourth quarter.

Full Year 2011 Results

•	Net sales for 2011 were $810 million, a 13% increase over 2010.

•	Specialty Phosphates 2011 sales of $712 million increased 11% compared to 2010 with prices up 9% and volumes up 2%.

•
GTSP & Other sales at $99 million for 2011 were $25 million above the 2010 level on significantly higher prices, but slightly lower volumes due to weak fertilizer market demand in the fourth quarter of 2011.

•
Net income for 2011 was $87 million compared to $45 million for 2010. Included in 2011 net income were the fourth quarter items noted above, plus earlier adjustments noted in prior quarterly earnings disclosures to the estimated provision for Mexican water duties and earlier currency translation effects primarily arising in the third quarter. Excluding these items, net income was $86 million for 2011 compared to $65 million for 2010 when adjusted for Mexican water duties and refinancing charges noted in 2010 earnings disclosures.

•	Diluted EPS for 2011 was $3.83 compared to $2.02 for 2010. Excluding the items mentioned above, 2011 EPS was $3.81 compared to 2010 EPS of $2.90.

Randy Gress, CEO of Innophos, commented on the results, “Our fourth quarter results exhibited continued growth and solid profitability within our Specialty Phosphates business. Our Mexico Specialty Phosphates business delivered excellent results, though these were partially offset by the impact on our US business of recent softer demand for industrial and horticulture applications related to the broader economic environment, and a moderate delay in the recovery of some volumes lost while stabilizing our newly implemented Enterprise Resources Planning (ERP) system in September. GTSP & Other results were affected by weaker fertilizer market demand and reductions in market pricing, trends that are not unusual in the seasonally weaker fourth quarter.”

Mr. Gress continued, “Overall, I am very pleased with our performance in 2011, a year in which we delivered on the goals we set for the business. We improved our ability to drive growth, substantially strengthened our supply chain and demonstrated once again our ability to sustain profitability in an environment of rapidly increasing raw material costs. During the year, we continued to invest with an emphasis on higher value Specialty Phosphates products and higher growth markets for food, beverage and pharmaceutical applications. Our acquisition in the adjacent micronutrient space, Kelatron, is performing very well with strong demand and customer interest across our combined product ranges. We also successfully completed a number of announced debottlenecks to support our specialty ingredient growth plans. Additionally, we expanded our global reach, with exports now up to 20% of Specialty Phosphates sales, and construction is on track at our new China facility. We also reached a significant milestone in our multi-year strategy to upgrade and improve our Mexico businesses, achieving our interim goal, $40 million in operating income from our combined Mexico segments, one year ahead of target, and we recently made significant progress in resolving our long standing legal issues related to Mexican water duties.”

Mr. Gress concluded, “Looking ahead to the coming year, we are in a better position than at any time in our history and remain focused on achieving our strategic objectives. We believe our award-winning product innovation, combined with our geographic and product expansion initiatives, both organically and through acquisitions, position us well to achieve our sustainable growth targets for both Specialty Phosphate volumes and operating income in 2012 and beyond. We expect underlying demand for Specialty Phosphates to remain strong with the limited areas of demand weakness we saw in the fourth quarter recovering in 2012. Finally, we will continue to take the necessary steps to ensure we are maximizing shareholder value by leveraging our strong cash flow and balance sheet to both invest in growth and return cash to shareholders. I am therefore pleased to announce that our Board of Directors has voted to increase our quarterly common stock dividend by 8%, to $0.27 per share, consistent with our longer term operating income growth rate target.”

Segment Results full year and fourth quarter 2011 versus 2010

Specialty Phosphates

For the full year, Specialty Phosphates sales revenue was up 11% year over year with prices up 9%. Volume was up 2% on the strength of the Mexico business which was up 14% and offset a 2% decline in US/Canada. For the quarter, Specialty Phosphates sales revenue was up 15% year over year with prices up 13% and volume was up 2% including a 1% benefit from the acquisition of Kelatron. Mexico contributed 16% volume growth against a 3% decline in US/Canada.

Full year operating income at $116 million was $5 million above 2010 levels as selling price increases exceeded raw material cost increases. For the quarter, operating income at $26 million was $3 million below fourth quarter 2010 levels as improvements in Mexico profitability did not compensate for declines in US/Canada. Operating income margin met management's expectation of 16% overall for 2011 and 15% for the second half of 2011. Fourth quarter operating income margin was 14%, 2% lower on a sequential basis mostly as a result of higher non-recurring costs in the US.

US/Canada

US/Canada Specialty Phosphates sales increased 6% for 2011 with prices up 8%, but volume down 2%. Volume was affected by several factors including a final step in STPP reformulation at a large industrial customer that occurred early in 2011 and, more recently, some weakening in demand for horticulture and industrial applications correlating more closely to the agricultural and broader economic environment. The specific systems issues that resulted in lower shipments in September during the stabilization of the new ERP system were resolved early in the fourth quarter and our customer service performance subsequently improved significantly. Overall for the quarter, however, service levels were below our expected exceptional levels and this delayed the recovery of volume lost in September. Fourth quarter 2011 sales increased 8% compared to fourth quarter 2010 (7% without Kelatron) on 11% higher prices but 3% lower volume (4% without Kelatron) for the reasons outlined above.

Operating income at $94 million for 2011 was $7 million below 2010 levels on lower volume and higher operating costs, some of which were one-off in nature. These effects were felt for the most part in the fourth quarter 2011, where operating income at $16 million was down $11 million on the prior period, $5 million lower sequentially. Selling price increases offset raw material cost increases for the fourth quarter and all of 2011, with the sequential decline of $5 million arising from increased costs in distribution, ERP system support and increased accruals for distressed inventory and other items. Approximately $4 million of the increase is not expected to recur in subsequent quarters. This resulted in a fourth quarter operating income margin of 12% compared to 22% for the same period in 2010. Full year operating income margins at 18% for 2011 were moderately lower than the 20% for 2010 with the decline primarily explained by the increased revenue base arising from price increases.

Mexico

The Specialty Phosphates business in Mexico showed a significant improvement achieving higher sales across all product groups including ongoing success in growing higher value food grade PPA and specialty ingredients. Sales were up 28% for all of 2011 versus 2010, with selling prices and volume each up 14%, supported by record sales levels for the specialty ingredient product ranges manufactured in Mexico. Fourth quarter sales were up an even greater 37%, with prices up 21% and volume up 16% versus the fourth quarter 2010.

Operating income at $22 million for 2011 was more than double the $10 million recorded in 2010 on higher volume and selling prices that exceeded cost increases. Most of this favorable variance occurred in the fourth quarter where $10 million of operating income was recorded against $2 million in the fourth quarter 2010. Operating income margin consequently increased substantially to 18% for fourth quarter 2011 compared to 5% for the same period in 2010, and showed good improvement for the year at 12% overall for 2011 compared to 7% for 2010.

GTSP & Other

GTSP & Other sales (primarily fertilizer co-product) increased 34% for 2011 compared to 2010, with prices up 39% on strong market conditions for the first three quarters of 2011, but volume down 5% as a result of a significant slowdown in fertilizer market demand in the fourth quarter 2011. As a result, sales declined 25% in the fourth quarter 2011 against fourth quarter 2010, with prices up 29% but volume down 54%.

GTSP & Other recorded operating income of $21 million in 2011 compared to a loss of $16 million in 2010. 2011 included $3 million of income as a result of a reduction in the provision for excess water duty charges. 2010 included $21 million of charges for the same item. Excluding these amounts, operating income for 2011 was $18 million, an increase of $13 million over 2010 and was $5 million for the fourth quarter 2011, an increase of $2 million over the prior period. Operating income margins were 18% and 20%, respectively, for 2011 and fourth quarter 2011 against 7% and 10%, respectively, for the same periods of 2010, in all cases excluding the water duties charges.

Recent Trends and Outlook

Underlying demand conditions for Specialty Phosphates remain strong, as evidenced by the excellent results in our Mexico Specialty Phosphates business in the fourth quarter 2011. US/Canada volume in the fourth quarter 2011 was below expectations as a result of the factors outlined above; however, these effects are not expected to continue into 2012 and, overall, management expects 2012 Specialty Phosphates volume growth to be in line with the 4-6% long term expectation driven by product innovation and geographic growth.

Throughout 2011, the Specialty Phosphates business met or exceeded its pricing objectives with fourth quarter pricing up 13% year over year for Specialty Phosphates and 16% for total Innophos. This covered higher overall raw material costs that approximated $22 million for the 2011 fourth quarter, slightly below the low end of management's expected range.

Market raw material prices increased as expected during the fourth quarter, but began to moderate as fertilizer market demand slowed towards the end of the year and into early 2012. Innophos raw material costs are expected overall to continue increasing through the first half of 2012 primarily from the impact of the portion of raw material costs fixed annually resetting to higher 2011 benchmark levels. Management also expects to increase the level of expenditure on evaluating the company's Mexican phosphate rock concessions, leading to an additional $3-4 million of expense in 2012.

Targeted volume growth and some further expected increase in selling prices on a year over year basis are expected to offset the cost increases noted above to generate 2012 operating income growth for Specialty Phosphates in line with 7-10% long term expectations.

Trends in fertilizer markets are currently difficult to predict accurately, creating limited visibility in the GTSP business and for market raw material price trends in general. Recent industry publications have reported lower short term spot pricing on weaker demand conditions. As a result, GTSP margins are expected to be significantly lower in the 2012 first quarter than just recorded in the 2011 fourth quarter, with sales expected to be around $20 million and margins expected in the low to mid-single digits. GTSP margins are typically advantaged when fertilizer prices move up and disadvantaged when fertilizer prices decline. If fertilizer prices stabilize through the rest of 2012, GTSP margins are expected to improve.

Net debt increased $62 million in the fourth quarter 2011 due to $64 million of increased working capital. The increase came from increases in the value of raw materials and finished goods, the timing of phosphate rock purchases and a decision to increase U.S. finished goods inventory levels in support of improved service levels. Excluding the working capital increase, operating cashflow in the quarter was sufficient to fund the $21 million Kelatron acquisition. Management expects strong operating cash flow generation in 2012 with a moderate reduction in working capital levels expected and capital expenditures targeted at or below depreciation levels.

Capital Expenditures
Capital expenditures were $34 million in 2011, just below the $35 to $40 million expected range and, as a result, the 2012 expectation is for higher expenditures of $40 to $45 million. Investment continues to be focused on debottlenecking US / Canada and Mexico Specialty Ingredients facilities, expanding geographically including the investment in China, and enhancing Mexico's capability to process multiple grades of rock, consistent with the Company's supply chain diversification strategy.

Rhodia Settlement over Mexican Water Fees

Innophos recently settled with Rhodia, Inc. and its parent company, Rhodia, S.A., all issues concerning indemnity claims for water fees by the Mexican water commission (CNA), certain port concession fees, and all other matters in related litigation filed by Innophos and pending between the companies in the New York courts since 2005.

Separately Innophos reached agreement with the CNA and began paying agreed sums disposing of the CNA claims for 2009 and 2010 for lesser amounts than previously accrued for these years.  In September 2011, CNA issued resolutions seeking fees, interest and penalties for the periods 2005-2008 in amounts similar to those previously accrued by Innophos.  Innophos is working with CNA on reaching an agreement aimed at resolving those outstanding claims at acceptable terms to Innophos.

After reducing the company's estimate for the amounts expected to be claimed by the CNA and after including the benefits of the 2012 Rhodia settlement, Innophos adjusted its expectation for the cost of settling these claims in full through the end of 2011, to $3.7 million after tax. This represents a reduction of $7.3 million after tax compared to the provision estimate at the end of the third quarter 2011. Of this amount, $0.5 million has been included in the fourth quarter 2011 as it related to previously existing liabilities, and an additional $6.8 million benefit will be recorded in the first quarter 2012.

About Innophos Holdings, Inc.
Innophos is a leading international producer of mineral based performance-critical specialty ingredients, with applications in food, beverage, pharmaceutical, oral care and industrial end markets. Innophos combines more than a century of experience in specialty phosphate manufacture with a growing capability in a broad range of other mineral ingredients, to supply a product range produced to the highest standards of quality and consistency demanded by customers worldwide. Innophos is continually developing new and innovative specialty ingredients addressing specific customer applications and supports these high-value products with industry-leading technical service.  Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Ogden, UT; Port Maitland, ON (Canada); Coatzacoalcos, Veracruz and San Jose de Iturbide (Mission Hills), Guanajuato (Mexico). For more information please see www.innophos.com. 'IPHS-G'
SOURCE Innophos Holdings, Inc.
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Financial Tables Follow

Innophos Holdings, Inc.                 FTI Consulting, Inc.
Investor Relations: (609) 366-1299        Alexandra Tramont/Matt Steinberg
investor.relations@innophos.com         212-850-5600

Conference Call Details

The conference call is scheduled for Wednesday, February 22, 2012 at 10:00 am ET and can be accessed by dialing 888-713-4211 (U.S.) or 617-213-4864 (international) and entering passcode 38191840. Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call. A replay will be available between 1:00 pm ET on February 22 and 1:00 pm ET on March 7, 2012. The replay is accessible by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) and entering passcode 38211349.

Safe Harbor for Forward-Looking and Cautionary Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos' products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon fourth-party suppliers; and other risks. For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Summary Profit & Loss Statement - Fourth Quarter

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Operations (Unaudited)
(Dollars In thousands, except per share amounts or share amounts)

	Three months ended	Three months ended
	December 31,	December 31,
	2011	2010

Net sales	$209,160	$192,215
Cost of goods sold	159,568	143,529
Gross profit	49,592	48,686
Operating expenses:
Selling, general and administrative	18,426	17,254
Research & development expenses	718	604
Total operating expenses	19,144	17,858
Operating income	30,448	30,828
Interest expense, net	1,639	1,571
Foreign exchange (gain) loss	(1,143)	59
Income before income taxes	29,952	29,198
Provision for income taxes	9,002	9,936
Net income	$20,950	$19,262

Diluted Earnings Per Share	$0.93	$0.86

Diluted weighted average common shares outstanding:	22,500,590	22,517,837
Dividends paid per share of common stock	$0.25	$0.17
Dividends declared per share of common stock	$0.25	$0.34

Notes: 2011 includes 2 months of Kelatron.

The $0.034 of dividends declared for the three months ended December 31, 2010 were for the third and fourth quarters of 2010.

Segment Reporting - Fourth Quarter

The Company reports its operations in three segments: Specialty Phosphates - US/Canada, Specialty Phosphates - Mexico and GTSP & Other. The primary performance indicators for the chief operating decision maker are sales and operating income, with sales on a ship-from basis. The following table sets forth the historical results of these indicators by segment:

	Three months ended	Three months ended
	December 31,	December 31,	Net Sales
	2011	2010	% Change
Segment Net Sales
Specialty Phosphates US & Canada	$132,399	$122,291	8.3%
Specialty Phosphates Mexico	53,578	39,057	37.2%
Total Specialty Phosphates	185,977	161,348	15.3%
GTSP & Other	23,183	30,867	(24.9)%
Total	$209,160	$192,215	8.8%

Segment Operating Income
Specialty Phosphates US & Canada	$16,442	$26,848
Specialty Phosphates Mexico	9,590	1,921
Total Specialty Phosphates	26,032	28,769
GTSP & Other (a)	4,416	2,059
Total	$30,448	$30,828

Segment Operating Income % of net sales
Specialty Phosphates US & Canada	12.4%	22%
Specialty Phosphates Mexico	17.9%	4.9%
Total Specialty Phosphates	14%	17.8%
GTSP & Other (a)	19%	6.7%
Total	14.6%	16%

Depreciation and amortization expense
Specialty Phosphates US & Canada	$4,911	$6,120
Specialty Phosphates Mexico	5,236	3,846
Total Specialty Phosphates	10,147	9,966
GTSP & Other	1,086	1,571
Total	$11,233	$11,537

(a) The three months ended December 31, 2011 and 2010 include expense of $0.2 million and $1.0 million, respectively, for expected future claims regarding Mexican water duties.

Note: 2011 includes 2 months of Kelatron in Specialty Phosphates US & Canada

Price / Volume - Fourth Quarter

The Company calculates pure selling price dollar variances as the selling price for the current year to date period minus the selling price for the prior year to date period, and then multiplies the resulting selling price difference by the prior year to date period volume. The current quarter selling price dollar variance is derived from the current quarter year to date selling price dollar variance less the previous quarter year to date selling price dollar variance. The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change. Volume variance is calculated as the total sales variance minus the selling price variance and refers to the revenue effect of changes in tons sold at the relative prices applicable to the variation in tons, otherwise known as volume/mix.

The following tables illustrate for the three months ended December 31, 2011 the percentage changes in net sales by reportable segments and by Specialty Phosphates product lines compared with the same period of the prior year, including the effect of selling price and volume/mix changes upon revenue:

Reportable Segments	Price	Volume/Mix	Total
Specialty Phosphates US & Canada	10.6%	(2.3)%	8.3%
Specialty Phosphates Mexico	21.2%	16%	37.2%
Total Specialty Phosphates	13.2%	2.1%	15.3%
GTSP & Other	29%	(53.9)%	(24.9)%
Total	15.7%	(6.9)%	8.8%

Note: 2011 includes Kelatron in Specialty Phosphates US & Canada Volume/Mix

Specialty Phosphates Product Lines	Price	Volume/Mix	Total
Specialty Ingredients	10.3%	(1.1)%	9.2%
Food & Technical Grade PPA	20.9%	8.6%	29.5%
STPP & Detergent Grade PPA	18.8%	11.2%	30%

Note: 2011 includes Kelatron in Specialty Ingredients Volume/Mix

Summary Profit & Loss Statement - Full Year

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Operations (Unaudited)
(Dollars In thousands, except per share amounts or share amounts)

	Year Ended December 31
	2011	2010

Net sales	$810,487	$714,231
Cost of goods sold	605,172	556,826
Gross profit	205,315	157,405
Operating expenses:
Selling, general and administrative	65,380	59,564
Research & development expenses	2,923	2,405
Total operating expenses	68,303	61,969
Operating income	137,012	95,436
Interest expense, net	5,726	28,289
Foreign exchange (gain) loss	875	659
Income before income taxes	130,411	66,488
Provision for income taxes	43,889	21,333
Net income	$86,522	$45,155

Diluted Earnings Per Share	$3.83	$2.02

Diluted weighted average common shares outstanding:	22,578,567	22,359,447
Dividends paid per share of common stock	$0.92	$0.68
Dividends declared per share of common stock	$1.00	$0.68

Note: 2011 includes 2 months of Kelatron

Segment Reporting - Full Year

The Company reports its operations in three segments: Specialty Phosphates - US/Canada, Specialty Phosphates - Mexico and GTSP & Other. The primary performance indicators for the chief operating decision maker are sales and operating income, with sales on a ship-from basis. The following table sets forth the historical results of these indicators by segment:

	Year Ended December 31		Net Sales
	2011	2010	% Change
Segment Net Sales
Specialty Phosphates US & Canada	$525,662	$495,473	6.1%
Specialty Phosphates Mexico	186,211	145,078	28.4%
Total Specialty Phosphates	711,873	640,551	11.1%
GTSP & Other	98,614	73,680	33.8%
Total	$810,487	$714,231	13.5%

Segment Operating Income
Specialty Phosphates US & Canada	$94,055	$101,286
Specialty Phosphates Mexico	21,948	9,739
Total Specialty Phosphates	116,003	111,025
GTSP & Other (a)	21,009	(15,589)
Total	$137,012	$95,436

Segment Operating Income % of net sales
Specialty Phosphates US & Canada	17.9%	20.4%
Specialty Phosphates Mexico	11.8%	6.7%
Total Specialty Phosphates	16.3%	17.3%
GTSP & Other (a)	21.3%	(21.2)%
Total	16.9%	13.4%

Depreciation and amortization expense
Specialty Phosphates US & Canada	$19,808	$28,367
Specialty Phosphates Mexico	18,050	15,721
Total Specialty Phosphates	37,858	44,088
GTSP & Other	5,818	5,383
Total	$43,676	$49,471

(a) The years ended December 31, 2011 and 2010 include income of $3.4 million and expense of
$21.0 million, respectively, for expected future claims regarding Mexican water duties.

Note: 2011 includes 2 months of Kelatron in Specialty Phosphates US & Canada

Price / Volume - Full Year

The Company calculates pure selling price dollar variances as the selling price for the current year to date period minus the selling price for the prior year to date period, and then multiplies the resulting selling price difference by the prior year to date period volume. The current quarter selling price dollar variance is derived from the current quarter year to date selling price dollar variance less the previous quarter year to date selling price dollar variance. The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change. Volume variance is calculated as the total sales variance minus the selling price variance and refers to the revenue effect of changes in tons sold at the relative prices applicable to the variation in tons, otherwise known as volume/mix.

The following tables illustrate for the year ended December 31, 2011 the percentage changes in net sales by reportable segments and by Specialty Phosphates product lines compared with the same period of the prior year, including the effect of selling price and volume/mix changes upon revenue:

Reportable Segments	Price	Volume/Mix	Total
Specialty Phosphates US & Canada	7.5%	(1.4)%	6.1%
Specialty Phosphates Mexico	14%	14.4%	28.4%
Total Specialty Phosphates	9%	2.1%	11.1%
GTSP & Other	39%	(5.2)%	33.8%
Total	12.1%	1.4%	13.5%

Note: 2011 includes Kelatron in Specialty Phosphates US & Canada Volume/Mix

Specialty Phosphates Product Lines	Price	Volume/Mix	Total
Specialty Ingredients	7.4%	0.5%	7.9%
Food & Technical Grade PPA	10%	12.2%	22.2%
STPP & Detergent Grade PPA	16.6%	(2.3)%	14.3%

Note: 2011 includes Kelatron in Specialty Ingredients Volume/Mix

Summary Cash Flow Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Year ended	Year ended
	December 31,	December 31,
	2011	2010
Cash flows from operating activities
Net income	$86,522	$45,155
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	43,676	49,471
Amortization of deferred financing charges	608	7,150
Deferred income tax provision	5,379	(6,680)
Deferred profit sharing	(286)	(2,064)
Share-based compensation	6,250	5,090
Changes in assets and liabilities:
Decrease in restricted cash	—	1,749
Increase in accounts receivable	(28,154)	(18,346)
Increase in inventories	(45,021)	(9,546)
Decrease (increase) in other current assets	3,238	(34,270)
(Decrease) increase in accounts payable	(5,939)	16,716
(Decrease) increase in other current liabilities	(14,685)	24,522
Changes in other long-term assets and liabilities	(5,242)	(2,989)
Net cash provided from operating activities	46,346	75,958
Cash flows from investing activities:
Capital expenditures	(34,195)	(31,192)
Investment in Kelatron	(20,533)	—
Net cash used for investing activities	(54,728)	(31,192)
Cash flows from financing activities:
Proceeds from exercise of stock options	484	236
Long-term debt borrowings	3,000	170,000
Long-term debt repayments	—	(267,000)
Deferred financing costs	—	(2,828)
Excess tax benefits from exercise of stock options	2,511	640
Common stock repurchases	(6,156)	—
Dividends paid	(19,921)	(14,559)
Net cash used for financing activities	(20,082)	(113,511)
Net change in cash	(28,464)	(68,745)
Cash and cash equivalents at beginning of period	63,706	132,451
Cash and cash equivalents at end of period	$35,242	$63,706

Note: 2011 includes 2 months of Kelatron

Summary Balance Sheets

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars In thousands)

	December 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$35,242	$63,706
Accounts receivable - trade	104,421	74,691
Inventories	169,728	123,182
Other current assets	75,316	75,898
Total current assets	384,707	337,477
Property, plant and equipment, net	187,421	191,625
Goodwill, intangibles and other assets, net	114,887	97,788
Total assets	$687,015	$626,890
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,000	$4,000
Accounts payable, trade and other	32,640	38,095
Other current liabilities	71,609	84,239
Total current liabilities	108,249	126,334
Long-term debt	148,000	145,000
Other long-term liabilities	37,558	24,840
Total liabilities	293,807	296,174
Total stockholders’ equity	393,208	330,716
Total liabilities and stockholders’ equity	$687,015	$626,890

Note: 2011 includes Kelatron